Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of PB Bankshares, Inc.:

Name	State of Incorporation

Prosper Bank	Pennsylvania

CSB Investments, Inc.*	Delaware

* Wholly owned subsidiary of Prosper Bank